Exhibit (a)(5)(J)

HALOZYME COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF COMMON STOCK OF ANTARES PHARMA

SAN DIEGO, April 26, 2022 — Halozyme Therapeutics, Inc. (NASDAQ: HALO) (“Halozyme”) today announced that it is commencing, through a wholly owned subsidiary, Atlas Merger Sub, Inc. (“Purchaser”), a cash tender offer to purchase all outstanding shares of common stock of Antares Pharma, Inc. (NASDAQ: ATRS) (“Antares”) for $5.60 per share in cash. The offer is being made pursuant to the previously announced Agreement and Plan of Merger, dated as of April 12, 2022, by and among Halozyme, Purchaser and Antares (the “Merger Agreement”).

The tender offer is scheduled to expire at one minute past 11:59 p.m. Eastern Time, on May 23, 2022, unless extended in accordance with the terms of the Merger Agreement. The closing of the tender offer is subject to certain conditions, including the tender of shares representing at least a majority of the total number of Antares’ outstanding shares of common stock, the expiration or termination of the HSR waiting period, and other customary conditions. The transaction is expected to close in the first half of 2022, as previously announced.

Halozyme filed today with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, which includes the terms of the tender offer. Additionally, Antares filed a Schedule 14D-9 with the SEC containing the recommendation of its Board of Directors that Antares stockholders accept the tender offer and tender their shares. The Schedule TO, Schedule 14D-9, related letter of transmittal (together with any amendments or supplements thereto) and other tender offer documents can be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the tender offer, D.F. King & Co., Inc., as described in the tender offer documents.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. Halozyme advises and supports its biopharmaceutical partners in key aspects of new drug development with the goal of improving patients’ lives while helping its partners achieve global commercial success. As the innovators of the ENHANZE® technology, which can reduce hours-long treatments to a matter of minutes, Halozyme’s commercially-validated solution has touched more than 600,000 patient lives in post-marketing use via five commercialized products across more than 100 global markets. Halozyme and its world-class partners are currently advancing multiple therapeutic programs intended to deliver innovative therapies, with the potential to improve the lives of patients around the globe. Halozyme’s proprietary enzyme rHuPH20 forms the basis of the ENHANZE® technology and is used to facilitate the delivery of injected drugs and fluids, potentially reducing the treatment burden of other drugs to patients. Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, AbbVie, Eli Lilly, Bristol-Myers Squibb, Alexion, argenx, Horizon Therapeutics, ViiV Healthcare and Chugai Pharmaceutical. Halozyme derives revenues from these collaborations in the form of milestones and royalties as Halozyme’s partners make progress developing and commercializing their products being developed using ENHANZE®. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

About Antares

Antares Pharma, Inc. is a specialty pharmaceutical company focused primarily on the development and commercialization of pharmaceutical products and technologies that address patient needs in targeted therapeutic areas. Antares develops, manufactures and commercializes, for itself or with partners, novel therapeutic products using its advanced drug delivery systems that are designed to provide commercial or functional advantages such as improved safety and efficacy, convenience, improved tolerability, and enhanced patient comfort and adherence. Antares has a portfolio of proprietary and partnered commercial products and ongoing product development programs in various stages of development. Antares has formed partnership arrangements with several different industry leading pharmaceutical companies.

Forward-Looking Statements

This press release contains “forward-looking statements”. All statements, other than statements of historical fact, included herein, including without limitation those regarding our future product development and regulatory events and goals, product collaborations, our business intentions and financial estimates and anticipated results, are, or may be deemed to be, forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity,” “project” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release. Although Halozyme’s and Antares’ management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Halozyme and Antares, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks related to Halozyme’s and Antares’ ability to complete the proposed acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing proposed acquisition, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the proposed acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers or suppliers, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Halozyme’s shares could decline, as well as other risks related Halozyme’s and Antares’ respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, including potential generic competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the U.S. Food and Drug Administration, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, Halozyme’s ability to execute its share repurchase program according to plan, Halozyme’s ability to benefit from external growth opportunities, to complete related transactions and/or obtain regulatory clearances, risks associated with Halozyme’s and Antares’ intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that COVID-19 will have on Halozyme and on Antares and their respective customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on Halozyme’s and Antares’ employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact Halozyme and Antares. This situation is changing rapidly and additional impacts may arise of which Halozyme and Antares are not currently aware and may exacerbate other previously identified risks. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on Halozyme’s consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the U.S. Securities and Exchange Commission made by Halozyme, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Halozyme’s annual report on Form 10-K for the year ended December 31, 2021 and Antares’ annual report on Form 10-K for the year ended December 31, 2021. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Halozyme and Antares do not undertake any obligation to update or revise any forward-looking information or statements. Investors are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

About the Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Antares common stock. Halozyme and its acquisition subsidiary have filed with the SEC a tender offer statement on Schedule TO, and Antares has filed a Solicitation/Recommendation Statement on Schedule 14D-9, all with respect to the Offer (as defined in those documents).

HOLDERS OF SHARES OF ANTARES ARE URGED TO CAREFULLY READ THE RELEVANT TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT ANTARES’ STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of Antares’ stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Halozyme or Antares. Copies of the documents filed with the SEC by Antares will be available free of charge on Antares’ internet website at https://www.antarespharma.com/investors/sec-filings or by contacting Antares’ Investor Relations Department at +1 609-359-3016. Copies of the documents filed with the SEC by Halozyme will be available free of charge on Halozyme’s internet website at https://ir.halozyme.com or by contacting Halozyme’s Investor Relations Department at ir@halozyme.com.

Additional Information

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Halozyme files annual, quarterly and special reports and other information with the SEC and Antares files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Halozyme and Antares at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Halozyme’s and Antares’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Contacts

For investor inquiries please contact:

Dawn Schottlandt / Claudia Styslinger

Argot Partners

212-600-1902

Halozyme@argotpartners.com

For media inquiries please contact:

Eric Brielmann / Kelly Sullivan / Amy Feng / Caroline Lipe

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449